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LATTICE SEMICONDUCTOR CORPORATION

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Lattice response to ISS ‘say on pay’ recommendation Background In 2018, the Lattice Board of Directors made major management changes directed at improving the performance of the company. In September, we hired a new CEO and provided what we believe are normal and customary on-boarding levels of equity for CEO level hires. We believe the ISS evaluation of our hire-on compensation does not properly reflect the board actions. Following are responses to the main concerns reflected in the recent ISS report.

ISS Position TSR target of median of peer group ‘not particularly rigorous’ Lattice Response The target of the median for our peer group is consistent with our previous TSR-vesting equity award targets, and we are advised that this is consistent with the targets of peer companies. We note that achievement of this target would represent a highly significant amount of progress for the Company. ISS notes the Company’s challenges with TSR during prior periods which is what contributed to management transition and is being addressed by these awards.

ISS Position “Outsized sign-on equity grants” Lattice Response The scale of the onboarding equity award is consistent with industry standard onboarding award multiples (roughly 2x) relative to prospective annual grants. Our anticipated annual CEO compensation level, excluding one time items, and anticipated annual grant level is described in the Proxy at page 35 and in the Proxy Supplement filed by the Company. Anticipated total future annual compensation is ~$3.9M, consistent with ISS’s disclosed median. Hence, we disagree that the onboarding grant is “outsized.”

ISS Position “Majority of CEO sign-on equity lacks performance conditions.” Lattice Response As ISS acknowledges, using the Company’s valuation (consistent with GAAP) the actual percentage of the equity grants with performance vesting is approximately 50%. This was reflected in the initial disclosure at the time of the CEO’s hiring in September 2018 and is discussed in the CD&A. We believe the ISS methodology fails to reflect GAAP grant structure and value. We note Glass Lewis provided an affirmative recommendation on the Say on Pay advisory vote.